UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 10, 2016 (June 8, 2016)

GENCO SHIPPING & TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	001-33393	98-043-9758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 12th Floor New York, NY	10171
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement

As previously disclosed, Genco Shipping & Trading Limited (the “Company”) and certain of its subsidiaries entered into agreements for waivers through June 8, 2016 with regard to the collateral maintenance covenants under the $253 Million Credit Facility, the $100 Million Credit Facility, and the $148 Million Credit Facility, each as described in the Company’s Current Report on Form 8-K filed on June 3, 2016, which waivers were further extended by agreements on June 8, 2016 with the parties thereto through June 9, 2016 with respect to the $148 Million Credit Facility and June 10, 2016 with respect to the other two facilities.  In addition, under the commitment letter described under Item 7.01 below (the “Commitment Letter”), such waivers have been extended and waivers under the other Prior Facilities (as defined in Item 7.01 below) have been granted through July 29, 2016, subject to entry into a definitive purchase agreement for the equity financing referred to in Item 7.01 below by June 30, 2016, the absence of an event of default under the Company’s credit facilities, the effectiveness of the equity commitment letters referred to in Item 7.01 below, and other conditions.

Item 2.03          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 7.01          Regulation FD Disclosure.

On June 8, 2016, the Company entered into a Commitment Letter for a senior secured term loan facility (the “New Facility”) in an aggregate principal amount of up to $400,000,000 with Nordea Bank Finland plc, New York Branch, Skandinaviska Enskilda Banken AB (publ), DVB Bank SE, ABN AMRO Capital USA LLC, Crédit Agricole Corporate and Investment Bank, Deutsche Bank AG Filiale Deutschlandgeschäft, Crédit Industriel et Commercial, and BNP Paribas.  The New Facility is intended to refinance the Company’s $100 Million Term Loan Facility, $253 Million Term Loan Facility, $148 Million Credit Facility, $22 Million Term Loan Facility, $44 Million Term Loan Facility, and 2015 Revolving Credit Facility (the “Prior Facilities”), each of which facilities are described in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016.  The New Facility is intended to address the Company’s previously disclosed liquidity and covenant compliance issues.  In particular, the Commitment Letter provides for scheduled amortization to be limited to $100,000 per quarter through December 31, 2018, subject to a cash sweep of excess cash flow as defined therein; no collateral maintenance testing prior to June 30, 2018 and collateral maintenance testing with gradually increasing thresholds thereafter; and elimination of a maximum leverage covenant from the Prior Facilities that is based on the market value of our vessels.   The New Facility is subject to definitive documentation, and the Company’s ability to borrow under the New Facility is subject to a number of conditions, including completion of an equity financing satisfactory to the lenders with gross proceeds to the Company including the equity commitments described below of at least $125 million, amendment of  the Company’s other credit facilities on terms satisfactory to the lenders, and other customary conditions. As a condition to effectiveness of the Commitment Letter, the Company entered into separate equity commitment letters for a portion of such financing on June 8, 2016 with each of the following:  (i) funds managed by affiliates of Centerbridge Partners, L.P. for approximately $31.2 million, (ii) affiliates of Strategic Value Partners, LLC for approximately $17.3 million, and (iii) funds managed by affiliates of Apollo Global

Management, LLC for approximately $14.0 million, each of which are subject to a number of conditions, including the terms and conditions of the equity financing.

*     *     *

Nothing in this report constitutes an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction (including without limitation the United States of America) to the public generally or to any person.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) completion of definitive documentation for the New Facility; (ii) the Company’s ability to successfully conduct the equity financing referred to above; (iii) the Company’s ability to fulfill the other conditions to borrowing under the New Facility and the continued effectiveness of its collateral maintenance waivers described above; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and its subsequent reports on Form 10-Q and Form 8-K. The Company does not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED DATE: June 10, 2016

By	/s/ Apostolos Zafolias
Apostolos Zafolias Chief Financial Officer